Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of SunTrust Banks, Inc. (SunTrust) and National Commerce Financial (NCF) may have appeared had the businesses actually been combined as of June 30, 2004 (with respect to the balance sheet information, using currently available fair value information) or as of January 1, 2003 (with respect to income statement information). The unaudited pro forma condensed combined financial information shows the impact of the merger of SunTrust and NCF on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with SunTrust treated as the acquirer. Under this method of accounting, the assets and liabilities of NCF will be recorded by SunTrust at their estimated fair values as of the merger date. The unaudited pro forma condensed combined financial information combines the historical financial information of SunTrust and NCF as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of June 30, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2003.

SunTrust issued approximately 76.4 million shares of common stock and $1.8 billion in cash consideration to NCF common shareholders based on the average of the closing prices of SunTrust common stock for the five trading days immediately before the merger and an estimate of NCF’s outstanding common shares as of the merger date. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both SunTrust and NCF which are incorporated in this document by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation.

EXPLANATORY NOTE

On November 12, 2004, SunTrust restated its unaudited historical financial statements for the quarterly periods ended March 31, 2004 and June 30, 2004. The restatement pertains to a misstatement of SunTrust’s Allowance for Loan Losses during these periods, as a result of errors and internal control deficiencies. The restatement does not affect SunTrust’s audited consolidated financial statements for the year ended December 31, 2003. The unaudited pro forma condensed combined financial information contained herein as of and for the period ended June 30, 2004 reflects the impact of this restatement. See SunTrust’s Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2004 and June 30, 2004, which are being filed concurrently with this Amendment to Current Report on Form 8-K/A, for more detailed information concerning the restatement.

SunTrust/National Commerce Financial

Proforma Condensed Combined Balance Sheet

(Unaudited)

The following preliminary unaudited proforma condensed combined balance sheet combines the historical balance sheets of SunTrust and National Commerce Financial assuming the companies had been combined on June 30, 2004 on a purchase accounting basis.

	June 30, 2004
(In thousands)	SunTrust (As restated)	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Assets
Cash and due from banks	$4,068,693	$568,360	$(800,000	)(A)	$3,837,053
Interest-bearing deposits in other banks	17,196	7,803			24,999
Funds sold and securities purchased under agreements to resell	1,679,403	267,182			1,946,585
Trading assets	1,807,320	245,913			2,053,233
Securities available for sale	25,587,978	5,116,531	1,115,378	(B)	31,819,887
Securities held to maturity	—	1,140,777	(1,140,777	)(B)	—
Loans held for sale	5,030,617	334,156			5,364,773

Loans	82,540,230	14,191,270	15,624	(C)	96,747,124
Allowance for loan losses	(902,243)	(178,438)			(1,080,681)

Net loans	81,637,987	14,012,832	15,624		95,666,443

Premises and equipment	1,615,562	245,279	(40,788	)(D)	1,820,053
Goodwill	1,164,846	1,090,101	(1,090,101	)(E)	7,003,923
			5,839,077	(E)
Other intangible assets	721,428	145,899	(145,899	)(F)	1,084,428
			363,000	(F)
Other assets	4,845,493	869,284	(109,564	)(G)	5,605,213

Total assets	$128,176,523	$24,044,117	$4,005,950		$156,226,590

Liabilities and Shareholders’ Equity
Noninterest-bearing consumer and commercial deposits	$20,610,429	$2,862,746	$—		$23,473,175
Interest-bearing consumer and commercial deposits	53,244,549	10,687,248	24,997	(H)	63,956,794

Total consumer and commercial deposits	73,854,978	13,549,994	24,997		87,429,969
Brokered and foreign deposits	11,673,725	2,464,471			14,138,196

Total deposits	85,528,703	16,014,465	24,997		101,568,165

Other short-term borrowings	9,538,593	1,708,305	164	(I)	11,247,062
Long-term debt	17,441,487	3,160,878	61,412	(J)	21,663,777
			1,000,000	(K)
Other liabilities	5,607,981	378,357	170,387	(L)	6,169,832
			13,107	(L)

Total liabilities	118,116,764	21,262,005	1,270,067		140,648,836

Preferred stock	—	—			—
Common stock	294,163	410,008	(410,008	)(M)	370,585
			76,422	(M)
Additional paid in capital	1,297,555	1,722,205	(1,722,205	)(M)	6,739,128
			5,441,573	(M)
Retained earnings	7,615,503	720,633	(720,633	)(M)	7,615,503
Treasury stock, at cost, and other	(625,137)	—	—		(625,137)
Accumulated other comprehensive income	1,477,675	(70,734)	70,734	(M)	1,477,675

Total shareholders’ equity	10,059,759	2,782,112	2,735,883		15,577,754

Total liabilities and shareholders’ equity	$128,176,523	$24,044,117	$4,005,950		$156,226,590

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information

SunTrust/National Commerce Financial

Pro Forma Condensed Combined Income Statement

(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and National Commerce Financial assuming the companies had been combined on January 1, 2003 on a purchase accounting basis.

	Six months ended June 30, 2004
(In thousands except per share data)	SunTrust (As restated)	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$1,907,471	$372,264	$(3,007	)(C)	$2,276,728
Interest and dividends on investment securities	435,704	146,186	1,450	(B)	583,340
Other interest income	18,763	5,610			24,373

Total interest income	2,361,938	524,060	(1,557)		2,884,441

Interest Expense
Interest on deposits	318,064	94,869	(3,963	)(H)	419,151
			10,181	(A)
Interest on other short-term borrowings	54,350	9,489	—	(I)	63,839
Interest on long-term debt	265,447	34,645	(3,837	)(J)	318,505
			22,250	(K)

Total interest expense	637,861	139,003	24,631		801,495

Net Interest Income	1,724,077	385,057	(26,188)		2,082,946
Provision for loan losses	56,664	24,933			56,664

Net interest income after provision for loan losses	1,667,413	360,124	(26,188)		2,026,282

Noninterest Income
Fees and other charges	451,648	70,377			522,025
Service charges on deposit accounts	331,922	85,999			417,921
Trust and investment management income	276,584	32,484			309,068
Other noninterest income	161,718	44,342			206,060
Securities (losses) gains	(4,121)	10,984			6,863

Total noninterest income	1,217,751	244,186			1,461,937

Noninterest Expense
Employee compensation and benefits	1,027,718	156,928			1,184,646
Net occupancy expense	123,488	26,820			150,308
Equipment expense	90,825	14,427			105,252
Amortization of intangibles	30,230	26,540	(26,540	)(N)	59,930
			29,700	(F)
Other noninterest expense	545,936	113,668			659,604

Total noninterest expense	1,818,197	338,383	3,160		2,159,740

Income from continuing operations before provision for income taxes	1,066,967	265,927	(29,348)		1,303,546
Provision for income taxes	318,561	90,592	(11,152	)(O)	398,001

Income from Continuing Operations	$748,406	$175,335	$(18,196)		$905,545

Per Common Share Information
Diluted earnings per share - continuing operations	$2.64	$0.85			$2.51
Basic earnings per share - continuing operations	2.68	0.86			2.55
Cash dividends paid	1.00	0.40			1.00
Average common shares - diluted (in thousands)	283,320	206,910	(130,084	)(P)	360,146
Average common shares - basic (in thousands)	279,682	204,660	(128,670	)(P)	355,672

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information

SunTrust/National Commerce Financial

Pro Forma Condensed Combined Income Statement

(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and National Commerce Financial assuming the companies had been combined on January 1, 2003 on a purchase accounting basis.

	Twelve months ended December 31, 2003
(In thousands except per share data)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$4,041,952	$760,855	(11,972	)(C)	$4,790,835
Interest and dividends on investment securities	694,142	288,471	2,254	(B)	984,867
Other interest income	32,748	4,810			37,558

Total interest income	4,768,842	1,054,136	(9,718)		5,813,260

Interest Expense
Interest on deposits	771,631	210,687	(2,063	)(H)	1,007,455
			27,200	(A)
Interest on other short-term borrowings	139,685	18,217	(164	)(I)	157,738
Interest on long-term debt	537,223	85,722	(7,484	)(J)	659,961
			44,500	(K)

Total interest expense	1,448,539	314,626	61,989		1,825,154

Net Interest Income	3,320,303	739,510	(71,707)		3,988,106
Provision for loan losses	313,550	48,414			361,964

Net interest income after provision for loan losses	3,006,753	691,096	(71,707)		3,626,142

Noninterest Income
Fees and other charges	800,129	132,462			932,591
Service charges on deposit accounts	643,103	168,256			811,359
Trust and investment management income	502,409	56,800			559,209
Other noninterest income	233,484	93,454			326,938
Securities gains	123,876	3,750			127,626

Total noninterest income	2,303,001	454,722			2,757,723

Noninterest Expense
Employee compensation and benefits	1,944,563	310,066			2,254,629
Net occupancy expense	237,266	54,338			291,604
Equipment expense	178,443	30,305			208,748
Amortization of intangibles	64,515	61,356	(61,356	)(N)	129,861
			65,346	(F)
Other noninterest expense	975,829	268,374			1,244,203

Total noninterest expense	3,400,616	724,439	3,990		4,129,045

Income from continuing operations before provision for income taxes	1,909,138	421,379	(75,697)		2,254,820
Provision for income taxes	576,841	134,614	(28,765	)(O)	682,690

Income from Continuing Operations	$1,332,297	$286,765	(46,932)		$1,572,130

Per Common Share Information
Diluted earnings per share - continuing operations	$4.73	$1.39			$4.39
Basic earnings per share - continuing operations	4.79	1.40			4.44
Cash dividends paid	1.80	0.74			1.80
Average common shares - diluted (in thousands)	281,434	206,368	(129,744	)(P)	358,058
Average common shares - basic (in thousands)	278,295	204,864	(128,798	)(P)	354,361

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004. The pro forma adjustments included herein reflect the issuance of approximately 76.4 million shares of SunTrust common stock and $1.8 billion in cash consideration to NCF common shareholders, based on the average of the closing prices of SunTrust common stock for the five trading days immediately before the merger and an estimate of NCF’s outstanding common shares as of the merger date. The estimated purchase price of $7.4 billion, which includes the value of outstanding stock options, is based on a per share price for SunTrust common stock of $70.41, which was the closing price of SunTrust common stock on the day before the completion of the merger.

The merger is being accounted for using the purchase method of accounting; accordingly, SunTrust’s cost to acquire NCF will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of NCF at their respective fair values as of the merger date.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of NCF at their respective fair values and represents SunTrust’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Some revisions could be significant, especially fair value adjustments based on interest rate assumptions. The final allocation of the purchase price will be determined after completion of final analyses to determine the fair values of NCF’s tangible, and identifiable intangible, assets and liabilities as of the merger date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of NCF as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include any amount related to the estimated $77.5 million after-tax ($125.0 million pre-tax) merger related charges that will be incurred to combine the operations of SunTrust and NCF. The estimated merger related charges will result from action taken with respect to both SunTrust and NCF operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. These charges are also subject to change as additional information becomes known. The pro forma financial statements also do not currently include any amount related to potential efficiencies (i.e., cost reductions and revenue growth) that may be realized from the merger.

Certain amounts in the historical consolidated financial statements of NCF have been reclassified to conform with SunTrust’s historical financial information presentation. Discontinued operations separately reported in NCF’s historical consolidated statements of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of June 30, 2004 assuming the merger was completed on June 30, 2004 (using currently available fair value information). The pro forma income statements for the six months ended June 30, 2004 and the year ended December 31, 2003 were prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 76.4 million shares of SunTrust common stock based on the average of the closing stock prices for SunTrust common stock during the five trading days immediately before the merger and an estimate of NCF’s outstanding common shares as of the merger date. The aggregate value of approximately $7.4 billion was based on the closing price of SunTrust common stock on the day before the completion of the merger. Also reflected in the pro forma condensed combined financial information is a $1.8 billion cash payment to NCF common shareholders.

The allocation of the purchase price follows:

SunTrust/National Commerce Financial

Purchase Accounting Adjustments

(Dollars and shares in thousands)	June 30, 2004
Purchase Price
Total SunTrust common stock to be issued			76,422
Purchase price per SunTrust common share			$70.41

Value of SunTrust stock issued					$5,380,873
Investment banking fees					44,380	(L)
Estimated fair value of employee stock options					137,122	(M)
Cash paid					1,800,000

Total Purchase Price					$7,362,375

Net Assets Acquired
NCF’s stockholder’s equity at June 30, 2004			$2,782,112
Less: Elimination of NCF goodwill			(1,090,101	)(E)
Less: Elimination of NCF core deposit intangibles			(145,899	)(F)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(25,399	)(B)
Loans	15,624	(C)
Premises & equipment	(40,788	)(D)
Other assets	(109,564	)(G)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(24,997	)(H)
Other short-term borrowings	(164	)(I)
Long-term debt	(61,412	)(J)
Personnel related liabilities	(70,563	)(L)
Other liabilities	(55,444	)(L)

Estimated adjustments to reflect assets and liabilities at fair value:			(372,707)
Identified intangibles			363,000	(F)
Deferred taxes			(13,107	)(L)

Total Adjustments					1,523,298

Goodwill resulting from merger					$5,839,077

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustment to reflect payment of $800.0 million to NCF shareholders. Payment was financed by the issuance of $800.0 million in brokered certificates of deposit in May 2004 with an interest rate estimated to be 3.40% per annum, and a weighted average maturity of 2.5 years. The impact of this issuance was to increase interest expense by approximately $10.2 million and $27.2 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(B)	Adjustment to reclassify held to maturity securities to securities available for sale to reflect the change in SunTrust’s intent as it relates to those investments. Also included is an approximate $(25.4) million adjustment to fair-value the securities portfolio. This adjustment will be recognized over the estimated remaining life of the securities portfolio using the effective yield method. The fair value adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of this adjustment was to increase interest income by approximately $1.5 million and $2.3 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(C)	Adjustment to fair-value the loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest income by approximately $3.0 million and $12.0 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(D)	Adjustment to fair-value premises and equipment.

(E)	Adjustment to eliminate historical NCF goodwill and record goodwill created as a result of the merger.

(F)	Adjustment to eliminate historical NCF intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by SunTrust. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, SunTrust has estimated $363.0 million of intangibles that consists of a core deposit intangible of approximately $327.0 million and other identifiable intangibles of approximately $36.0 million. SunTrust estimates the core deposit intangible will be amortized over ten years using the sum of the years digit method and the other intangibles will be amortized over an estimated weighted average of 7.3 years using the straight line method. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. The final value will be determined based on an independent analysis of cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. The impact of these adjustments is to increase noninterest expenses by $29.7 million and $65.3 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(G)	Adjustments to fair-value other assets including pension, computer software, deferred costs and other miscellaneous items.

(H)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $4.0 million and $2.1 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(I)	Adjustment to fair-value outstanding short-term debt instruments. The adjustment will be recognized over the estimated remaining life of the short-term debt instruments using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $0.2 million for the twelve months ended December 31, 2003. There was no impact of this adjustment on interest expense for the six months ended June 30, 2004.

(J)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the estimated remaining life of the long-term debt instruments using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $3.8 million and $7.5 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(K)	Adjustment to reflect issuance of $1.0 billion in debt at an interest rate estimated to be 4.45% per annum, and a weighted average maturity of 4.3 years, to finance a portion of the estimated cash payment to NCF shareholders. The impact of the adjustment was to increase interest expense by approximately $22.3 million and $44.5 million for the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively.

(L)	Adjustment to accrued expenses and other liabilities consists of $44.4 million for investment banking fees, $70.6 million to reflect the fair value of personnel related liabilities which arise due to employment and severance agreements which include change in control provisions triggered at the time of closing and due to other expected terminations of NCF personnel, and $55.4 million primarily for contract terminations and other liabilities. The remaining $13.1 million adjustment is for deferred tax liabilities, net of deferred tax assets, resulting from the pro forma adjustments. Deferred taxes were recorded using SunTrust’s statutory rate of 38.0%.

(M)	Adjustment to eliminate NCF’s historical shareholders’ equity. Additionally, the adjustment reflects the issuance of SunTrust common stock and the conversion of NCF stock options outstanding at the closing of the merger to options to purchase SunTrust common stock. In accordance with the terms of NCF’s stock option agreements, outstanding stock options became fully vested upon the change in control; therefore, the adjustment presented assumed that all NCF stock options were converted to fully vested options to purchase SunTrust common stock. This resulted in the issuance of approximately 5.8 million vested options to purchase SunTrust common stock at a fair value of $23.52 per share. The number of stock options expected to be issued was based on the product of the estimated number of outstanding NCF stock options as of the merger date and the Exchange Ratio (as defined in the merger agreement) of 0.4953. The estimated fair value per share of $23.52 was calculated as the closing price of SunTrust’s common stock on the day before the completion of the merger of $70.41 less $46.89, the estimated average exercise price of the SunTrust stock options to be issued. This amount approximates the fair value applying the assumptions described on page 76 of SunTrust’s 2003 Annual Report to Shareholders to the SunTrust options to be issued based on the Exchange Ratio (as defined in the merger agreement) using the Black-Scholes option pricing model. The estimated average exercise price of $46.89 was calculated as the average exercise price of a NCF stock option as of the merger date divided by the assumed Exchange Ratio of 0.4953.

(N)	Adjustment to reverse amortization of intangible assets recorded in NCF’s historical financial statements.

(O)	Adjustment to record the tax effect of the pro forma adjustments using SunTrust’s statutory tax rate of 38.0%.

(P)	Weighted average shares were calculated using the historical weighted average shares outstanding of SunTrust and NCF, adjusted using an exchange ratio of 0.3713, to the equivalent shares of SunTrust common stock, for the year ended December 31, 2003 and the six months ended June 30, 2004. Earnings per share data have been computed based on the combined historical income of SunTrust, income from continuing operations for NCF and the impact of purchase accounting adjustments.